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Exhibit (d)(4)

October 21, 2019

Evans & Sutherland Computer Corporation
770 Komas Drive
Salt Lake City, Utah 84108

Ladies and Gentlemen:

        Evans & Sutherland Computer Corporation ("Target") has advised Mirasol Capital, LLC (the "Prospective Acquirer") that Target wishes to engage in exclusive negotiations with the Prospective Acquirer regarding a possible transaction involving the Prospective Acquirer and Target (a "Possible Transaction"). In order to induce the Prospective Acquirer to enter into negotiations with Target regarding a Possible Transaction (and in recognition of the time and effort that the Prospective Acquirer may expend and the expenses that the Prospective Acquirer may incur in pursuing these negotiations and in investigating Target's business), Target, intending to be legally bound, agrees as follows:

          1.     Target acknowledges and agrees that, during the period from and including the date of this letter agreement through and including the earlier of (i) January 1, 2020, or (ii) the date on which the Prospective Acquirer advises Target in writing that Prospective Acquirer is terminating all negotiations regarding a Possible Transaction (the "Exclusivity Period"), Target will not do, and will ensure that none of its Representatives (as defined in paragraph 7 of this letter agreement) does, any of the following, directly or indirectly:

            (a)   solicit, or encourage or facilitate the initiation or submission of, any expression of interest, inquiry, proposal or offer from any person or entity (other than the Prospective Acquirer) relating to a possible Acquisition Transaction (as defined in paragraph 7 of this letter agreement);

            (b)   participate in any discussions or negotiations or enter into any agreement with, or provide any nonpublic information to, any person or entity (other than the Prospective Acquirer) relating to or in connection with a possible Acquisition Transaction; or

            (c)   entertain, consider, or accept any proposal or offer from any person or entity (other than the Prospective Acquirer) relating to a possible Acquisition Transaction.

  Target shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with the Prospective Acquirer) relating to a possible Acquisition Transaction, and shall promptly provide the Prospective Acquirer with (i) an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by Target or by any of Target's Representatives from any person or entity (other than the Prospective Acquirer) during the Exclusivity Period, including in such description the identity of the person or entity from which such expression of interest, inquiry, proposal or offer was received (the "Other Interested Party") and (ii) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party's Representatives to Target or any of Target's Representatives during the Exclusivity Period or transmitted on behalf of Target or any of Target's Representatives to the Other Interested Party or any of the Other Interested Party's Representatives during the Exclusivity Period. Target shall conduct its business operations, and shall cause its subsidiaries to conduct their business operations, only in the ordinary course, consistent with past practices, during the Exclusivity Period, and shall not take or permit any of its subsidiaries to take any action inconsistent with past practices during the Exclusivity Period.

          2.     Target acknowledges and agrees that neither this letter agreement nor any action taken in connection with this letter agreement will give rise to any obligation on the part of the Prospective Acquirer (a) to continue any discussions or negotiations with Target or (b) to pursue or enter into any transaction or relationship of any nature with Target.

          3.     Target shall not make or permit any disclosure to any person or entity regarding (a) the existence or terms of this letter agreement, (b) the existence of discussions or negotiations between Target and the Prospective Acquirer or (c) the existence or terms of any proposal regarding a Possible Transaction; provided, however, that Target may disclose any of the foregoing information (i) to its officers, directors, individual contractors, and professional legal, financial and tax advisors (all of the foregoing, collectively, "Target Parties") who have a need to know such information in connection with the Possible Transaction, and who have signed confidentiality agreements containing, or are otherwise bound by, confidentiality obligations at least as restrictive as those contained herein, and (ii) to Peter R. Kellogg, Stuart Sternberg and Thomas R. Demas, following their acknowledgement that they will keep confidential the existence or terms of any Possible Transaction, for the sole purpose of evaluating the Possible Transaction.

          4.     Target represents and warrants that neither the commencement nor the continuation of any discussions or negotiations with the Prospective Acquirer has resulted or will result in, and that neither the execution and delivery nor the performance of this letter agreement has resulted or will result in, (a) any breach of any agreement or obligation by which Target or any of Target's Representatives is bound, or (b) any violation of any law or regulation applicable to Target or any of Target's Representatives. Target will indemnify and hold harmless the Prospective Purchaser and the Prospective Purchaser's Representatives against and from any claims, demands, liabilities, losses, damages or expenses arising directly or indirectly from or relating directly or indirectly to any breach of any of Target's representations, warranties, covenants or obligations set forth in this letter agreement.

          5.     Target acknowledges and agrees that, in addition to all other remedies available (at law or otherwise) to the Prospective Acquirer, the Prospective Acquirer shall be entitled to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this letter agreement. Target further acknowledges and agrees that the Prospective Acquirer shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph 5, and Target waives any right it may have to require that the Prospective Acquirer obtain, furnish or post any such bond or similar instrument. If any action, suit or proceeding relating to this letter agreement or the enforcement of any provision of this letter agreement is brought against either party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          6.     This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Target and the Prospective Acquirer: (a) irrevocably and unconditionally consent and submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (b) irrevocably and unconditionally agree that any suit brought by Target or the Prospective Acquirer shall exclusively be brought in any such court in the State of Delaware; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

          7.     For purposes of this letter agreement:

            (a)   "Representative" shall include, with respect to any person or entity, (i) in the case of an entity, each subsidiary or other affiliate of such entity or (ii) each officer, director, partner, attorney, advisor, accountant, agent or representative of such person or entity or, in the case of an entity, of any of such entity's subsidiaries or other affiliates.

            (b)   "Acquisition Transaction" shall mean any transaction directly or indirectly involving:

                (i)  the sale, license, disposition or acquisition of all or substantially all of the business or assets of Target or any direct or indirect subsidiary or division of Target;

               (ii)  the issuance, grant, disposition or acquisition of (A) any capital stock or other equity security of Target or any direct or indirect subsidiary of Target, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Target or any direct or indirect subsidiary of Target, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Target or any direct or indirect subsidiary of Target; or

              (iii)  any merger, consolidation, business combination, share exchange, recapitalization, reorganization or similar transaction involving Target or any direct or indirect subsidiary of Target;

provided, however, that (A) the grant of stock options by Target to its employees in the ordinary course of business will not be deemed to be an "Acquisition Transaction" if such grant is made pursuant to Target's existing stock option plan and is consistent with Target's past practices, and (B) the issuance of stock by Target to its employees upon the valid exercise of outstanding stock options will not be deemed to be an "Acquisition Transaction."

Very truly yours,
MIRASOL CAPITAL, LLC

By:	James F. Adams
Its:	Authorized Signatory

ACKNOWLEDGED AND AGREED:
EVANS & SUTHERLAND COMPUTER CORPORATION

By:	Jonathan Shaw
Its:	CEO

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  Exhibit (d)(4)